Exhibit 10.7
PubMatic
May 10, 2017
Mr. Rajeev Goel
234 Stanford Avenue
Menlo Park, CA 94024
Re: Amended and Restated Employment Agreement
Dear Mr. Goel:
You and PubMatic, Inc., a Delaware corporation (the “Company” or “PubMatic”), previously entered into that certain Amended and Restated Executive Employment Agreement dated effective as of December 18, 2007, as amended (the “Prior Agreement”). This letter agreement amends and restates the Prior Agreement in its entirety, and will be effective as of the date of your signature below (or the date of this letter agreement specified above to the extent that your signature is not dated).
Position and Place of Employment. Your position with the Company is Chief Executive Officer, and your place of employment will be at the Company’s principal executive offices.
Base Salary and Bonus Target. With effect from January 1, 2017, your base salary shall be increased to an annual rate of $425,000 per year, which will be paid in periodic installments in accordance with PubMatic’s regular payroll practices and will be subject to applicable withholdings and deductions. In addition, your annual bonus target will be increased to $340,000, which will be subject to the terms and conditions related to the Company’s bonus program applicable to you, and your bonus, if any, will be subject to applicable withholdings and deductions.
Benefits. In addition, you will be eligible to participate in regular health insurance and other employee benefit plans established by the Company for its employees from time to time.
Except as provided below, the Company reserves the right to change or otherwise modify, in its sole discretion, the preceding terms of employment, as well as any of the terms set forth in this letter agreement at any time in the future.
Stock Option Acceleration Terms. The below terms in this section shall apply to all currently outstanding and future stock option grants of the Company to you that have unvested option shares.
Double Trigger Vesting. If within two (2) years following the occurrence of an Acquisition, the Company terminates your employment without Cause (as defined below) or you resign your employment and such resignation qualifies as a Constructive Termination (as defined below), one-hundred percent (100%) of your stock options that remain unvested shall vest and become fully exercisable immediately upon the termination of your employment; provided that you execute and deliver to the Company, and do not revoke, a full and complete release of all claims in a form provided to you by the Company. The form of release will be delivered to you by the Company within five (5) business days following your separation, and you must execute and return the release within the time period specified in the form and any rescission period applicable to your executed release must have expired.
Definitions. The following terms will have the following meanings when used herein. The defined term “Employee” shall refer to you.
(a)“Acquisition” shall mean any of the following occurrences:
i.any consolidation or merger in which the Company is a constituent entity or is a party in which the voting stock and other voting securities of the Company that are outstanding immediately prior to the consummation of such consolidation or merger represent, or are converted into, securities of the surviving entity of such consolidation or merger (or of any Parent of such surviving entity) that, immediately after the consummation of such consolidation or merger, together possess less than fifty percent (50%) of the total voting power of all voting securities of such surviving entity (or of any of its Parents, if any) that are outstanding immediately after the consummation of such consolidation or merger;
ii.a sale or other transfer by the holders thereof of outstanding voting stock and/or other voting securities of the Company possessing more than fifty percent (50%) of the total voting power of all outstanding voting securities of the Company, whether in one transaction or in a series of related transactions, pursuant to an agreement or agreements to which the Company is a party and that has been approved by the Board, and pursuant to which such outstanding voting securities are sold or transferred to a single person or entity, to one or more persons or entities who are Affiliates of each other, or to one or more persons or entities acting in concert; or
iii.the sale, lease, transfer or other disposition, in a single transaction or series of related transactions, by the Company and/or any Subsidiary or Subsidiaries of the Company, of all or substantially all the assets of the Company and its Subsidiaries taken as a whole, (or, if substantially all of the assets of the Company and its Subsidiaries taken as a whole are held by one or more Subsidiaries, the sale or disposition (whether by consolidation, merger, conversion or otherwise) of such Subsidiaries of the Company), except where such sale, lease, transfer or other disposition is made to the Company or one or more wholly owned Subsidiaries of the Company.
(b)Affiliate. Affiliate of a specified person means a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified (where, for purposes of this definition, the term “control” (including the terms controlling, controlled by and under common control with) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise.

(c)Cause. Cause shall mean: (i) Employee’s unauthorized misuse of the Company or a Parent or Subsidiary of the Company’s trade secrets or proprietary information, (b) Employee’s conviction of or plea of nolo contendere to a felony or a crime involving moral turpitude, (c) Employee’s committing an act of fraud against the Company or a Parent or Subsidiary of the Company or (d) Employee’s gross negligence or willful misconduct in the performance of his or her duties that has had or will have a material adverse effect on the Company or Parent or Subsidiary of the Company’s reputation or business. No act or failure to act by Employee shall be considered “willful” if done or omitted by Employee in good faith with reasonable belief that such action or omission was in the best interest of the Company.
(d)Constructive Termination. Constructive Termination shall mean, within two (2) years following the occurrence of an Acquisition, Employee’s resignation from employment following the continued existence of one of the following conditions without Employee’s consent: (i) a material diminution in the Employee’s base salary, authority, duties, or responsibilities; provided, however, that the unilateral change by the surviving or acquiring entity (or its parent) in the Employee’s title or reporting relationship in connection with the Company or its assets becoming a subsidiary, unit or division of or within the surviving or acquiring entity following an Acquisition shall not constitute a “Constructive Termination” so long as the Employee is retained in a position having base salary, authority, duties, and responsibilities substantially comparable to those held by him prior to the Acquisition; or (ii) a relocation of the Employee’s work site to a location more than thirty-five (35) miles from its location immediately prior to the relocation. Such termination of employment shall only be a Constructive Termination if the Employee terminates his employment with the Company within a limited period of time not to exceed ninety (90) days following the initial existence of the Constructive Termination condition. A termination or resignation due to Employee’s death or Disability shall not constitute a Constructive Termination. For a Constructive Termination to exist, all of the following requirements must be satisfied: (1) the Employee must provide notice to the Company of his or her intent to assert Constructive Termination within thirty (30) days of the initial existence of one or more of the conditions set forth in subclauses (i) or (ii) above; (2) the Company will have thirty (30) days (the “Company Cure Period”) from the date of such notice to remedy the condition and, if it does so, the Employee may withdraw his or her resignation or may resign with no benefits; and (3) any termination of employment under this provision must occur within ten (10) days of the earlier of expiration of the Company Cure Period or written notice from the Company that it will not undertake to cure the condition set forth in subclauses (i) or (ii); provided, however, that should the Company remedy the condition as set forth above and then one or more of the conditions arises again within two (2) years following the occurrence of an Acquisition, the Employee may assert Constructive Termination again subject to all of the conditions set forth herein.
(e)Disability. Disability means that the Employee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

(f)Parent. Parent of a specified entity means any entity that, either directly or indirectly, owns or controls such specified entity, where for this purpose, “control” means the ownership of stock, securities or other interests that possess at least a majority of the voting power of such specified entity (including indirect ownership or control of such stock, securities or other interests).
(g)Subsidiary. Subsidiary means any entity (other than the Company) in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain owns stock or other equity securities representing fifty percent (50%) or more of the total combined voting power of all classes of stock or other equity securities in one of the other entities in such chain.
At Will Employment. While we look forward to a long and profitable relationship, you will be an at-will employee of the Company. Any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this letter agreement) should be regarded by you as ineffective. Notwithstanding the at-will nature of your employment, you hereby agree that you will provide two (2) months’ written notice of your intention to terminate your employment with the Company. During any period of your required notice, you will continue to be an employee, and you will continue to be entitled to receive your base salary and any earned but unpaid bonus as of your employment termination date to the extent that the applicable full bonus plan period has been completed as of the employment termination date (notwithstanding any bonus plan terms to the contrary). Your fiduciary duties and other obligations as an employee of the Company will continue, and you will cooperate in the transition of your responsibilities. The Company shall, however, have the right, in its sole discretion, to direct that you no longer come in to work or to shorten the notice period. If the Company shortens the required notice period you have provided, it reserves the right, in its sole discretion, to not pay you for any remaining period of notice. Your participation in any stock option or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, any modification or change in your at-will employment status may only occur by way of a written employment agreement signed by you and the Chief Executive Officer of the Company.
Severance
(a)“Notwithstanding the at-will nature of your employment, if the Company terminates your employment without Cause (as defined above) or you resign your employment and such resignation qualifies as a Constructive Termination (as defined above), but only so long as you sign, and do not revoke, a separation agreement and full and complete release of claims in a form provided to you by the Company (the “Release”):
i.the Company will pay you, following any applicable revocation period, six (6) months of your base salary, paid in the form of salary continuation; provided, however, that any salary continuation payments payable to you under this paragraph will be reduced by any amounts payable to you as notice as may be required by applicable law;

ii.to the extent that you participate in a bonus plan with the Company as of your employment termination date, the Company will pay you, following any applicable revocation period, a bonus amount under such bonus plan which is based on achievement of plan metrics as of your employment termination date, as determined in good faith by the Company, and prorated for the time period of your employment with the Company during the relevant plan period (notwithstanding any bonus plan terms to the contrary); and
iii.upon your timely election to continue existing medical, dental and/or vision benefits under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), and consistent with the terms of COBRA and the Company’s health insurance plans, the Company will pay the insurance premiums to continue such existing health benefits for six (6) months. You will remain responsible for, and must continue to pay, the portion of premiums, co-payments, etc. that you would have paid had your employment continued. Following such period, you will have the option of continuing COBRA coverage at your own expense for as long as permitted by law.
The Release will be delivered to you by the Company within five (5) business days following your separation. Your entitlement to the above benefits shall be subject to and conditioned upon your execution and return the Release to the Company within the time period specified in the form and the expiration of any rescission period that may be applicable to your executed Release.
(b)The Company may deduct or withhold from any compensation or benefits any applicable federal, state or local tax or employment withholdings or deductions resulting from any payments or benefits provided under this letter agreement or otherwise in connection with your employment. In addition, it is the Company’s intention that all payments or benefits provided under this letter agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), including without limitation the six-month delay for payments of deferred compensation to “key employees” upon separation from service pursuant to Section 409A(a)(2)(B)(i) of the Code (if applicable), and this letter agreement shall be interpreted, administered and operated accordingly. If under this letter agreement an amount is to be paid in installments, each installment shall be treated as a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii). Notwithstanding anything to the contrary herein, the Company does not guarantee the tax treatment of any payments or benefits under this letter agreement, including without limitation under the Code, federal, state, local or foreign tax laws and regulations. In the event the Deadline is in the taxable year following your termination of employment, any severance payment or deferred compensation payment shall be paid or commence (as applicable) in such subsequent taxable year if required to avoid a violation under Section 409A of the Code.
(c)In the event that any payment or benefit received or to be received by you pursuant to this letter agreement or otherwise (“Payments”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this subsection (c), be subject to the excise tax imposed by Section 4999 of the Code, any successor provisions, or any comparable federal, state, local or foreign excise tax (“Excise Tax”), then, subject to the provisions of subsection (b), such Payments shall be either (A) provided in full pursuant to the terms of this Agreement or any other applicable agreement, or (B) provided as to such lesser extent which would result in the Payments being $1.00 less than the amount at which any portion of the Payments would be subject to the Excise Tax (“Reduced Amount”), whichever of the foregoing amounts, taking into account the applicable federal, state, local and foreign income, employment and other taxes and the Excise Tax (including, without limitation, any interest or penalties on such taxes), results in the receipt by you, on an after-tax basis, of the greatest amount of payments and benefits provided for hereunder or otherwise, notwithstanding that all or some portion of such Payments may be subject to the Excise Tax. Unless the Company and you otherwise agree in writing, any determination required under this Section shall be made by independent tax counsel designated by the Company and reasonably acceptable to you (“Independent Tax Counsel”), whose determination shall be conclusive and binding upon you and the Company for all purposes. For purposes of making the calculations required under this Section, Independent Tax Counsel may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code; provided that Independent Tax Counsel shall assume that you pay all taxes at the highest marginal rate. The Company and you shall furnish to Independent Tax Counsel such information and documents as Independent Tax Counsel may reasonably request in order to make a determination under this subsection. The Company shall bear all costs that Independent Tax Counsel may reasonably incur in connection with any calculations contemplated by this Section. In the event that subclause (c)(ii)(B) above applies, then based on the information provided to you and the Company by Independent Tax Counsel, you may, in your sole discretion and within thirty (30) days of the date on which you are provided with the information prepared by Independent Tax Counsel, determine which and how much of the Payments (including the accelerated vesting of equity compensation awards) to be otherwise received by you shall be eliminated or reduced (as long as after such determination the value (as calculated by Independent Tax Counsel in accordance with the provisions of Sections 280G and 4999 of the Code) of the amounts payable or distributable to Executive equals the Reduced Amount). If the Internal Revenue Service (the “IRS”) determines that any Payment is subject to the Excise Tax, then subsection (d) below shall apply, and the enforcement of subsection (d) shall be the exclusive remedy to the Company.
(d)If, notwithstanding any reduction described in subsection (c) hereof (or in the absence of any such reduction), the IRS determines that you are liable for the Excise Tax as a result of the receipt of one or more Payments, then you shall be obligated to surrender or pay back to the Company, within one-hundred twenty (120) days after a final IRS determination, an amount of such payments or benefits equal to the “Repayment Amount.” The Repayment Amount with respect to such Payments shall be the smallest such amount, if any, as shall be required to be surrendered or paid to the Company so that your net proceeds with respect to such Payments (after taking into account the payment of the Excise Tax imposed on such Payments) shall be maximized. Notwithstanding the foregoing, the Repayment Amount with respect to such Payments shall be zero (0) if a Repayment Amount of more than zero (0) would not eliminate the Excise Tax imposed on such Payments or if a Repayment Amount of more than zero would not maximize the net amount received by you from the Payments. If the Excise Tax is not eliminated pursuant to this subsection (d), you shall pay the Excise Tax.
Arbitration. You and PubMatic agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to the enforcement, interpretation or scope of this agreement, or your employment or the termination of your employment (collectively, “Claims”), shall be resolved to the fullest extent permitted by law by final, binding, and (to the extent permitted by law) confidential arbitration as provided for below. Claims subject to this arbitration provision shall (a) include, but not be limited to, as applicable, Claims pursuant to any federal, state or local law or statute, including (without limitation) the Age Discrimination in Employment Act, as amended; Title VII of the Civil Rights Act of 1964, as amended; the Americans With Disabilities Act of 1990; the federal Fair Labor Standards Act; the California Fair Employment and Housing Act; the California Pregnancy Disability Leave Law; the New York State Human Rights Law; the New York City Human Rights Law; the New York State Labor Law; the Illinois Human Rights Act; the Illinois Wage Payment and Collection Act; and the Cook County Ordinance on Human Rights pursuant to any common law, tort law or contract law, including (without limitation) breach of contract or other promise, discrimination, harassment, retaliation, wrongful discharge, fraud, misrepresentation, defamation, and emotional distress, and (b) exclude Claims that by law are not subject to arbitration.
The terms and conditions relating to binding arbitration are as follows:
(1)You and PubMatic mutually waive, relinquish, and give up the right to have disputes relating to any Claims decided by a court or jury. This provision does not restrict your right to file administrative claims you may bring before any government agency where, as a matter of law, the parties may not restrict the employee’s ability to file such claims (including, but not limited to, the National Labor Relations Board, the Equal Employment Opportunity Commission and the Department of Labor). However, the parties agree that, to the fullest extent permitted by law, arbitration shall be the exclusive remedy for the subject matter of such administrative claims.
(2)Any arbitration proceeding or issues pertaining to arbitration shall be decided in accordance with:
(a)if you report to a PubMatic location in California: California law, including California Code of Civil Procedure §§1280, et seq.
(b)if you report to a PubMatic location in New York: New York law, including the New York Civil Practice Law and Rules (CPLR); or
(c)if you report to a PubMatic location in another state: the law of that state, including the civil procedure rules of that jurisdiction.
(3)Any demand for arbitration of Claims by you or PubMatic must be made to the other in writing. All applicable statutes of limitations in the law of the state of the PubMatic office to which you report will apply to a demand for such arbitration.
(4)The dispute shall be submitted to, and decided by a single, neutral arbitrator selected from, Judicial Arbitration and Mediation Services (JAMS) (or its successors) under the then applicable JAMS rules, and conducted in San Francisco, California, New York, New York, or if you report to another PubMatic office, the city and state where that office is located. The rules are available online at: http://www.jamsadr.com/files/Uploads/Documents/JAMS-Rules/JAMS_employment_arbitration_rules-2009.pdf. If you are unable to access these rules, please notify Human Resources and you will be provided with a hardcopy. The arbitrator shall be selected using the applicable JAMS rules and procedures.
(5)The decision of the arbitrator shall be final and binding on you and PubMatic. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of all Claims and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. Any right of review of the arbitrator’s decision shall be governed by the applicable civil procedure rules.
(6)PubMatic shall pay all of the arbitration fees in excess of the amount of those fees you would have been required to pay if the Claims were decided in a court of law, regardless of whether you or PubMatic is the prevailing party.
(7)You and PubMatic shall be entitled to engage in reasonable discovery, including depositions, interrogatories, requests for production of documents and things, requests for admissions, physical and mental examinations, expert discovery, and the issuance of subpoenas. Any disputes concerning discovery, including limitations thereon, shall be decided by the arbitrator. The arbitrator shall have the power and authority to impose evidentiary or monetary sanctions, including the payment of attorneys’ and/or arbitrator’s fees, in accordance with the applicable state’s law.
(8)The arbitration provisions in this employment agreement shall be binding upon the heirs, successors, and assigns of you and PubMatic.
(9)Nothing in this agreement is intended to prevent either you or the Company from obtaining injunctive relief regarding the improper use, disclosure or misappropriation of a party’s private, proprietary, confidential or trade secret information.
(10)Arbitration shall proceed solely on an individual basis without the right for any Claims to be arbitrated on a class action basis or on bases involving claims brought in a purported representative capacity on behalf of others. The arbitrator’s authority to resolve and make written awards is limited to Claims between you and PubMatic alone. Claims may not be joined or consolidated unless agreed to in writing by all parties. No arbitration award or decision will have any preclusive effect as to issues or claims in any dispute with anyone who is not a named party to the arbitration.
You understand that you agreeing to this arbitration provision is a condition of PubMatic agreeing to enter into this letter agreement. You agree and represent that you have had the opportunity to consult an attorney of your choice to obtain legal advice regarding the import and effect of this arbitration provision. You acknowledge your voluntary agreement to this arbitration provision by signing this letter agreement.
In the event a court of competent jurisdiction rules that one or more of the above terms, conditions, or provisions of this arbitration provision are void or unenforceable, such term(s), condition(s), or provision(s) shall be severed and the remainder of such terms, conditions, or provisions enforced.
Confidentiality; Compliance with Policies. As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, as a condition of your employment you will be required to sign the Company’s Employment, Confidential Information and Invention Assignment Agreement, as may be amended or updated from time to time. A copy of such agreement previously signed by you is attached hereto as Exhibit A, and you acknowledge and agree that the terms, conditions and obligations set forth therein apply to the entire duration of your employment and/or consulting relationship with the Company, from the Company’s inception onwards.
Complete Agreement. This letter agreement (together with the attached Employment, Confidential Information and Invention Assignment Agreement) represents the entire agreement between you and the Company with respect to the material terms and conditions of your employment, and supersedes and replaces any and all prior verbal or written discussions, negotiations and/or agreements between you and the Company relating to the subject matter hereof.
Counterparts. This letter agreement may be executed (i) in counterparts, each of which shall be an original, with same effect as if the signatures hereto were on the same instrument; (ii) by facsimile or pdf; or (iii) electronically as provided below. The parties agree that such facsimile, pdf or electronic signatures shall be deemed original signatures for all purposes.
Electronic. If signed electronically, you agree, and it is your intent, to sign this record/document and affirmation by electronic signature such as Echosign or Docusign and by electronically submitting this record/document to the Company. You understand that your signing and submitting this record/document in this fashion is the legal equivalent of having placed your handwritten signature on the submitted record/document and this affirmation. You understand and agree that by electronically signing and submitting this record/document in this fashion you are affirming to the truth of the information contained therein.

Very truly yours,

/s/ Lisa Feher
Lisa Feher, SVP Human Resources

Understood, agreed and accepted:

/s/ Rajeev Goel
Rajeev Goel

Date: